STATE OF NORTH CAROLINA
COUNTY OF ROWAN

                                                            EMPLOYMENT AGREEMENT

     THIS AGREEMENT entered into as of ________________, 1998, by and between BANK OF THE CAROLINAS (hereinafter referred to as the "Bank") and STEPHEN R. TALBERT (hereinafter referred to as "Talbert").

                              W I T N E S S E T H:

     WHEREAS, the Bank desires to retain Talbert's services as an officer of the Bank for the period specified herein, and Talbert is willing to serve as an officer of the Bank for such period; and, the parties desire to enter into this Agreement to set forth the terms and conditions of Talbert's employment with the Bank.

     NOW, THEREFORE, for and in consideration of the premises and mutual promises, covenants and conditions hereinafter set forth, and other good and valuable considerations, the receipt and sufficiency of which hereby are acknowledged, the Bank and Talbert hereby agree as follows:

     1. Employment. The Bank hereby agrees to employ Talbert, and Talbert hereby agrees to serve as an officer of the Bank, all upon the terms and conditions stated herein. As an officer of the Bank, Talbert will (i) serve as President and Chief Executive Officer of the Bank, and (ii) have such other duties and responsibilities, and render to the Bank such other management services, as are customary for persons in Talbert, position with the Bank or as shall otherwise be reasonably assigned to him from time to time by the Board of Directors of the Bank. Talbert shall faithfully and diligently discharge his duties and responsibilities under this Agreement and shall use his best efforts to implement the policies established by the Bank.


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Talbert hereby agrees to devote such number of hours of his working time and endeavors to the employment granted hereunder as Talbert and the Bank shall deem to be necessary to discharge his duties hereunder, and, for so long as employment hereunder shall exist, Talbert shall not engage in any other occupation which requires a significant amount of Talbert's personal attention during the Bank's regular business hours or which otherwise interferes with Talbert, attention to or performance of his duties and responsibilities as an officer of the Bank hereunder except with the prior written consent of the Bank. However, nothing herein contained shall restrict or prevent Talbert from personally, and for Talbert' own account, trading in stocks, bonds, securities, real estate or other forms of investment for Talbert's own benefit so long as said activities do not interfere with Talbert's attention to or performance of his duties and responsibilities as an officer of the Bank hereunder.

     2. Compensation. For all services rendered by Talbert to the Bank under this Agreement, the Bank shall pay Talbert a base salary at a rate of Eighty-eight Thousand Two Hundred dollars ($88,200.00) per annum; provided that the rate of such salary shall be reviewed by the Board of directors not less often than annually. Salary paid under this Agreement shall be payable in cash not less frequently than monthly. All compensation hereunder shall be subject to customary withholding taxes and such other employment taxes as are required by law. In the event of a Change in Control (as defined in Paragraph 8), Talbert's base salary shall be increased not less than six percent (6%.) annually during the term of this Agreement.

     3. Participation in Retirement and Employee Benefit Plans; Fringe Benefits. Subject to the terms and conditions of this Agreement, Talbert shall be entitled to


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participate in any and all employee benefit programs and compensation plans from time to time maintained by the Bank and available to all employees of the Bank, all in accordance with the terms and conditions (including eligibility requirements) of such programs and plans of the Bank, resolutions of the Bank's Board of Directors establishing such programs and plans, and the Bank's normal practices and established policies regarding such programs and plans. Talbert shall be entitled to paid vacation leave in accordance with the policy of the Bank for similarly positioned employees now or hereafter in effect.

     In addition to the other compensation and benefits described in this Agreement, the Bank shall promptly reimburse Talbert for all reasonable expenses incurred by him in the performance of his duties under this Agreement and documented to the reasonable satisfaction of the Bank or appropriate officers of the Bank pursuant to established procedures. The Bank shall assume payment of Talbert, civic club and country club dues provided that Talbert shall be responsible for all personal expenses for use of such clubs.

     4. Term. Unless sooner terminated as provided in this Agreement and subject to the right of either Talbert or the Bank to terminate Talbert's employment at any time as provided herein, the initial term of this Agreement and Talbert's employment with the Bank


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

hereunder shall be for a period commencing on the date hereof and continuing for a period of three (3) years. On each anniversary of the date of this Agreement, the term of this Agreement shall automatically be extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or Talbert is received 90 days prior to the anniversary date notifying the other party that this Agreement shall not be further extended; provided further that the Board of Directors shall review annually Talbert, performance and shall make a specific determination pursuant to such review to renew this Agreement prior to the 90 days notice period.

     5. Confidentiality. Talbert hereby acknowledges and agrees that (i) in the course of his service as an officer of the Bank, he will gain substantial knowledge of and familiarity with the Bank's customers and its dealings with them, and other information concerning the Bank's business, all of which constitutes valuable assets and privileged information that is particularly sensitive due to the fiduciary responsibilities inherent in the banking business; and, ii) in order to protect the Bank's interest in and to assure it the benefit of its business, it is reasonable and necessary to place certain restrictions on Talbert's ability to compete against the Bank and on his disclosure of information about the Bank's business and customers. For that purpose, and in consideration of the Bank's agreements contained herein, Talbert covenants and agrees as provided below.

     For the purposes of this Paragraph 5, the following terms shall have the meanings set forth below:


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

     Customer. The term "Customer" means any Person with whom, as of the effective date of termination of this Agreement or Talbert's employment with the Bank for any reason, the Bank has or has had a depository, loan and/or other banking relationship.

     Financial Institution. The term "Financial Institution" means any federal or state chartered bank, savings bank, savings and loan association or credit union, or any holding company for or corporation that owns or controls any such entity, or any other Person engaged in the business of making loans of any type or receiving deposits, other than the Bank.

     Person. The term "Person" means any natural person or any corporation, partnership, proprietorship, joint venture, limited liability company, trust, estate, governmental agency or instrumentality, fiduciary, unincorporated association or other entity.

     (a) Confidentiality Covenant. Talbert covenants and agrees that any and all data, figures, projections, estimates, lists, files, records, documents, manuals or other such materials or information (financial or otherwise) relating to the Bank and its banking business, regulatory examinations, financial results and condition, lending and deposit operations, customers (including lists of the Bank's customers and information regarding their accounts and business dealings with the Bank), policies and procedures, computer systems and software, shareholders, employees, officers and directors (herein referred to as "Confidential Information") are proprietary to the Bank and are valuable, special and unique assets of the Bank's business to which Talbert will have access during his employment with the Bank. Talbert agrees that (i) all such Confidential Information shall be considered and kept as the confidential, private and privileged records and information of the Bank, and (ii) at all times during the term of his employment with the Bank and following the termination of this Agreement or his employment


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

for any reason, and except as shall be required in the course of the performance by Talbert of his duties on behalf of the Bank or otherwise pursuant to the direct, written authorization of the Bank, Talbert will not: divulge any such Confidential Information to any other Person or Financial Institution; remove any such Confidential Information in written or other recorded form from the Bank's premises; or make any use of any Confidential Information for his own purposes or for the benefit of any Person or Financial Institution other than the Bank. However, following the termination of Talbert's employment with the Bank, this subparagraph (b) shall not apply to any Confidential Information which then is in the public domain (provided that Talbert was not responsible, directly or indirectly, for permitting such Confidential Information to enter the public domain without the Bank's consent), or which is obtained by Talbert from a third party which or who is not obligated under an agreement of confidentiality with respect to such information.

     (b) Remedies for Breach. Talbert understands and agrees that a breach or violation by him of the covenants contained in Paragraph 5(a) of this Agreement will be deemed a material breach of this Agreement and will cause irreparable injury to the Bank, and that it would be difficult to ascertain the amount of monetary damages that would result from any such violation. In the event of Talbert's actual or threatened breach or violation of the covenants contained in Paragraph 5 (a) , the Bank shall be entitled to bring a civil action seeking an injunction restraining Talbert from violating or continuing to violate those covenants or from any threatened violation thereof, or for any other legal or equitable relief relating to the breach or violation of such covenant. Talbert agrees that, if the Bank institutes any action or proceeding against Talbert seeking to enforce any of such covenants or to recover other relief relating to an


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

actual or threatened breach or violation of any of such covenants, Talbert shall be deemed to have waived the claim or defense that the Bank has an adequate remedy at law and shall not urge in any such action or proceeding the claim or defense that such a remedy at law exists. However, the exercise by the Bank of any such right, remedy, power or privilege shall not preclude the Bank or its successors or assigns from pursuing any other remedy or exercising any other right, power or privilege available to it for any such breach or violation, whether at law or in equity, including the recovery of damages, all of which shall be cumulative and in addition to all other rights, remedies, powers or privileges of the Bank.

     Notwithstanding anything contained herein to the contrary, Talbert agrees that the provisions of Paragraph 5(a) above and the remedies provided in this Paragraph 5(b) for a breach by Talbert shall be in addition to, and shall not be deemed to supersede or to otherwise restrict, limit or impair the rights of the Bank under the Trade Secrets Protection Act contained in Article 24, Chapter 66 of the North Carolina General Statutes, or any other state or federal law or regulation dealing with or providing a remedy for the wrongful disclosure, misuse or misappropriation of trade secrets or other proprietary or confidential information.

     (c) Survival of Covenants. Talbert, covenants and agreements and the Bank's rights and remedies provided for in this Paragraph 5 shall survive any termination of this Agreement or Talbert's employment with the Bank.

     6. Termination and Termination Pay.

     (a) Talbert, employment under this Agreement may be terminated at any time by Talbert upon sixty (60) days, written notice to the, Bank. Upon such termination, Talbert shall be entitled to receive compensation through the effective date of such termination;


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

provided, however, that the Bank, in its sole discretion, may elect for Talbert not to serve out part or all of said notice period.

     (b) Talbert's employment under this Agreement shall be terminated upon the death of Talbert during the term of this Agreement. Upon any such termination, Talbert, estate shall be entitled to receive any compensation due to Talbert computed through the last day of the calendar month in which his death shall have occurred but which remains unpaid.

     (c) In the event Talbert becomes disabled during the term of his employment hereunder and it is determined by the Bank that Talbert is permanently unable to perform his duties under this Agreement, the Bank shall continue to compensate Talbert at the level of compensation described in Paragraph 2 above, and shall continue to provide Talbert each of the other benefits set forth or described in this Agreement, for the remaining term of this Agreement, less any other payments provided under any disability income plan of the Bank which is applicable to Talbert. In the event of any disagreement between Talbert and the Bank as to whether Talbert is physically or mentally incapacitated such as will result in the termination of Talbert's employment pursuant to this Paragraph 6(c), the question of such incapacity shall be submitted to an impartial and reputable physician for determination, selected by mutual agreement of Talbert and the Bank or, failing such agreement, by two (2) physicians (one (1) of whom shall be selected by the Bank and the other by Talbert), and such determination of the question of such incapacity by such physician or physicians shall be final and binding on Talbert and the Bank. The Bank shall pay the reasonable fees and expenses of such physician or physicians in making any determination required under this Paragraph 6 (c).

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

     (d) The Bank may terminate Talbert's employment at any time for any reason with or without "Cause" (as defined below), but any termination by the Bank other than termination for "Cause," (as defined below) shall not prejudice Talbert's right to compensation or other benefits under this Agreement for its remaining term. Following any termination of Talbert's employment by the Bank for "Cause", Talbert shall have no further rights under this Agreement (including any right to receive compensation or other benefits for any period after such termination).

     For purposes of this Paragraph 6 (d) , the Bank shall have "Cause" to terminate Talbert, employment upon:

          (i) A determination by the Bank, in good faith, that Talbert (A) has breached in any material respect any of the terms or conditions of this Agreement, or (B) is engaging or has engaged in willful misconduct or conduct which is detrimental to the business prospects of the Bank or which has had or likely will have a material adverse effect on the Bank's business or reputation. Prior to any termination by the Bank of Talbert, employment for a breach, failure to perform or conduct described in this subparagraph (i), the Bank shall give Talbert written notice which describes such breach, failure to perform or conduct and if during a period of five (5) days following such notice Talbert cures or corrects the same to the reasonable satisfaction of the Bank, then this Agreement shall remain in full force and effect. However, notwithstanding the above, if the Bank has given written notice to Talbert on a previous occasion of the same or a substantially similar breach, failure to perform or conduct, or of a breach, failure to perform or conduct which the Bank determines in good faith to be of substantially similar import, or if the Bank determines in good faith that the then current breach, failure to perform or


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

     conduct is not reasonably curable, then termination under this subparagraph
     (i) shall be effective immediately and Talbert shall have no right to cure such breach, failure to perform or conduct.

          (ii) The violation by Talbert of any applicable federal or state law, or any applicable rule, regulation, order or statement of policy promulgated by any governmental agency or authority having jurisdiction over the Bank or any of its affiliates or subsidiaries (a "Regulatory Authority", including without limitation the Federal Deposit Insurance Corporation, the North Carolina Commissioner of Banks, the Federal Reserve Board or any other banking regulator), which results from Talbert, gross negligence, willful misconduct or intentional disregard of such law, rule, regulation, order or policy statement and results in any substantial damage, monetary or otherwise, to the Bank or any of its affiliates or subsidiaries or to the Bank's reputation;

          (iii) The commission in the course of Talbert's employment with the Bank of an act of fraud, embezzlement, theft or proven personal dishonesty (whether or not resulting in criminal prosecution or conviction);

          (iv) The conviction of Talbert of any felony or any criminal offense involving dishonesty or breach of trust, or the occurrence of any event described in Section 19 of the Federal Deposit Insurance Act or any other event or circumstance which disqualifies Talbert from serving as an employee or executive officer of, or a party affiliated with, the Bank or its bank holding company;

          (v) Talbert becomes unacceptable to, or is removed, suspended or prohibited from participating in the conduct of the Bank's affairs (or if proceedings for that purpose are commenced) by, any Regulatory Authority; and,

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

          (vi) The occurrence of any event believed by the Bank, in good faith, to have resulted in Talbert being excluded from coverage, or having coverage limited as to Talbert as compared to other covered officers or employees, under the Bank's then current "blanket bond" or other fidelity bond or insurance policy covering its directors, officers or employees.

     8. Additional Regulatory Requirements. Notwithstanding anything contained in this Agreement to the contrary, it is understood and agreed that the Bank (or its successors in interest) shall not be required to make any payment or take any action under this Agreement if (a) the Bank is declared by any Regulatory Authority to be insolvent, in default or operating in an unsafe or unsound manner, or if (b) in the opinion of counsel to the Bank such payment or action
(i) would be prohibited by or would violate any provision of state or federal law applicable to the Bank, including without limitation the! Federal Deposit Insurance Act and Chapter 53 of the North Carolina General Statutes as now in effect or hereafter amended, (ii) would be prohibited by or would violate any applicable rules, regulations, orders or statements of policy, whether now existing or hereafter promulgated, of any Regulatory Authority, or (iii) otherwise would be prohibited by any Regulatory Authority.

     9. Change in Control

     (a) In the event of a termination of Talbert's employment in connection with, or within twenty-four (24) months after, a "Change in Control" (as defined in Subparagraph (d) below) of the Bank, for reasons other than for "cause,, (as defined in Paragraph 6 (d) hereof) , Talbert shall be entitled to receive the sum set forth in Subparagraph (c) below. Said sum shall be payable as provided in Subparagraph (e) below.


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

     (b) Talbert shall have the right to terminate this Agreement upon the occurrence of any of the following events (the "Termination Events") within twenty-four (24) months following a Change in Control of the Bank:

                    (i) Talbert is assigned any duties and/or responsibilities that are inconsistent with his position, duties, responsibilities, or status at the time of the Change in Control or with his reporting responsibilities or titles with the Bank in effect at such time;

                    (ii) Talbert, annual base salary is reduced below the amount in effect as of the effective date of a Change in Control or as the same shall have been increased from time to time following such effective date;

                    (iii) Talbert, life insurance, medical or hospitalization insurance, disability insurance, stock option plans, stock purchase plans, deferred compensation plans, management retention plans, retirement plans, or similar plans or benefits being provided by the Bank to Talbert as of the effective date of the Change in Control are reduced in their level, scope, or coverage, or any such insurance, plans, or benefits are eliminated, unless such reduction or elimination applies proportionately to all salaried employees of the Bank who participated in such benefits prior to such Change in Control; or

                    (iv) Talbert is transferred to a location outside of Rowan County, North Carolina, without the Talbert's express written consent.

     A Termination Event shall be deemed to have occurred on the date such action or event is implemented or takes effect.

     (c) In the event that Talbert terminates this Agreement or the Bank terminates this Agreement pursuant to this Paragraph 8, the Bank will be obligated to pay or cause to be paid to Talbert an amount equal to two hundred ninety-nine percent (299%.) of


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

Talbert, "base amount" as defined in Section 28OG(b) (3) (A) of the Internal Revenue Code of 1986, as amended (the "Code[)) .

     (d) For the purposes of this Agreement, the term Change in Control shall mean any of the following events:

                    (i) After the effective date of this Agreement, any "person" (as such term is defined in Section 7 (j) (8) (A) of the Change in Bank Control Act of 1978) , directly or indirectly, acquires beneficial ownership of voting stock, or acquires irrevocable proxies or any combination of voting stock and irrevocable proxies, representing twenty-five percent (25%) or more of any class of voting securities of the Bank, or acquires control of in any manner the election of a majority of the directors of the Bank;

                    (ii) The Bank consolidates or merges with or into another corporation, association, or entity, or is otherwise reorganized, where the Bank is the surviving corporation in such transaction; or

                    (iii) All or substantially all of the assets of the Bank are sold or otherwise transferred to or are acquired by any other corporation, association, or other person, entity, or group.

     Notwithstanding the other provisions of this Paragraph 8, a transaction or event shall not be considered a Change in Control if, prior to the consummation or occurrence of such transaction or event, Talbert and the Bank agree in writing that the same shall not be treated as a Change in Control for purposes of this Agreement.

     (e) Amounts payable pursuant to this Paragraph 8 shall be paid, at the option of Talbert, either in one lump sum or in equal monthly payments over the remaining term of this Agreement.


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

     (f) Following a Termination Event which gives rise to Talbert's rights hereunder, Talbert shall have twelve (12) months from the date of occurrence of the Termination Event to terminate this Agreement pursuant to this Paragraph 8. Any such termination shall be deemed to have occurred only upon delivery to the Bank or any successor thereto, of written notice of termination which describes the Change in Control and Termination Event. if Talbert does not so terminate this Agreement within such twelvemonth period, Talbert shall thereafter have no further rights hereunder with respect to that Termination Event, but shall retain rights, if any, hereunder with respect to any other Termination Event as to which such period has not expired.

     (g) It is the intent of the parties hereto that all payments made pursuant to this Agreement be deductible by the Bank for federal income tax purposes and not result in the imposition of an excise tax on Talbert. Notwithstanding anything contained in this Agreement to the contrary, any payments to be made to or for the benefit of Talbert which are deemed to be "parachute payments" as that term is defined in Section 28OG(b) (2) of the Code, shall be modified or reduced to the extent deemed to be necessary by the Bank's Board of Directors to avoid the imposition of an excise tax on Talbert under Section 4999 of the Code or the disallowance of a deduction to the Bank under Section 28OG(a) of the Code.

     (h) In the event any dispute shall arise between Talbert and the Bank as to the terms or interpretation of this Agreement, including this Paragraph 8, whether instituted by formal legal proceedings or otherwise, including any action taken by Talbert to enforce the terms of this Paragraph 8 or in defending against any action taken by the Bank, the Bank shall


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

reimburse Talbert for all costs and expenses, proceedings or actions, in the event Talbert prevails in any such action.

     9. Successors and Assigns.

     (a) This Agreement shall inure to the benefit of and he binding upon any corporate or other successor of the Bank which shall acquire, directly or indirectly, by conversion, merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Bank.

     (b) The Bank is contracting for the unique and personal skills of Talbert. Therefore, Talbert shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Bank.

     10. Modification; Waiver; Amendments. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the parties hereto. No waiver by either party hereto, at any time, of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

     11. Applicable Law. This Agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of North Carolina, except to the extent that federal law shall be deemed to apply.


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

     12. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

     13. Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreements heretofore made, and there are no representations or inducements by or to, or and agreements between, any of the parties hereto other than those contained herein in writing.


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

     IN WITNESS WHEREOF, the parties have executed this Agreement under seal and in such form as to be binding as of the day and year first hereinabove written.

                                              BANK OF THE CAROLINAS

                                              By: ______________________________
                                                           Chairman

ATTEST:
                                              __________________________________
                                              Stephen R. Talbert





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